Guidewire Software, Inc. 2011 Stock Plan
Global Notice of Restricted Stock Unit Award
Pursuant to the Guidewire Software, Inc. 2011 Stock Plan (the “Plan”), this Global Notice of Restricted Stock Unit Award (the “Notice”) and the terms and conditions set forth in the Global Restricted Stock Unit Award Agreement (the “Agreement”), including any country specific terms and conditions set forth in any appendix hereto (the “Appendix”) (this Notice, the Agreement and the Appendix, collectively, the “Award Agreement”), Guidewire Software, Inc. (the “Company”) hereby grants an award of the number of Restricted Stock Units listed below (an “Award”) to the Grantee named below. Each Restricted Stock Unit shall relate to one share (a “Share”) of Common Stock (the “Stock”) of the Company.
        Name of Grantee: «Name»

        No. of Restricted Stock Units Granted: «TotalShares»

        Grant Date: «DateGrant»

        Vesting Conditions: [25 percent of the Restricted Stock Units shall vest on the first anniversary of the Vesting Commencement Date, provided that the Grantee continues to remain employed at such time. Thereafter, the remaining 75 percent of the Restricted Stock Units shall vest in 12 equal quarterly installments on each subsequent 15th of March, June, September and December following the first anniversary of the Vesting Commencement Date] [The Restricted Stock Units shall vest in 16 equal quarterly installments on each 15th of March, June, September and December following the Vesting Commencement Date”.], provided the Grantee continues to remain employed at such time. Each date as of which any Restricted Stock Units vest shall be referred to as a “Vesting Date.”

        Vesting Commencement Date: «VestComDate»

        Expiration Date: «ExpDate»

By clicking on the “I ACCEPT” button or signing below, the Grantee and the Company agree that this Award is granted under, and governed by the terms and conditions of, the Plan and the Award Agreement. In addition, in accepting this Award, the Grantee acknowledges, understands, and agrees that this Award, as well as all other Awards previously granted to the Grantee on or after September 1, 2019, whether vested or exercised (as applicable), shall be subject to the terms and conditions of the Guidewire Software, Inc. Clawback Policy, to the extent applicable. Section 9 of the Agreement includes important acknowledgements of the Grantee, each of which are accepted and confirmed by the Grantee’s signature below.
Grantee:     Guidewire Software, Inc.

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             By:
Grantee’s Signature    Name:
             Title:

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Guidewire Software, Inc. 2011 Stock Plan
Global Restricted Stock Unit Award Agreement

SECTION 1. GRANT OF AWARD
On the terms and conditions set forth in the Global Notice of Restricted Stock Unit Award (the “Notice”), this Global Restricted Stock Unit Award Agreement (the “Agreement”), including any country specific terms and conditions set forth in any appendix hereto (the “Appendix”) (the Notice, this Agreement and the Appendix, collectively, the “Award Agreement”), the company grants to the Grantee on the Grant Date (as defined in the Notice) the award for the number of Restricted Stock Units set forth in the Notice.
SECTION 2. RESTRICTIONS ON TRANSFER OF AWARD
The Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of by the Grantee, and, subject to the restrictions contained in this Award Agreement and the Plan, Shares issuable with respect to the Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of until (i) the Restricted Stock Units have vested as provided in the Notice and (ii) Shares have been issued to the Grantee in accordance with the terms of the Plan and this Award Agreement.
SECTION 3. TERMINATION OF EMPLOYMENT
If the Grantee’s employment terminates for any reason (including death or disability) prior to a Vesting Date (as defined in the Notice), any Restricted Stock Units that have not vested as of such date shall automatically and without notice terminate and be forfeited, and neither the Grantee nor any of his or her successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such forfeited Restricted Stock Units.
SECTION 4. RECEIPT OF SHARES OF STOCK
As soon as practicable following each Vesting Date (but in no event later than two and one-half months after the end of the year in which the Vesting Date occurs), the Company shall issue to the Grantee the number of Shares equal to the aggregate number of Restricted Stock Units that have vested pursuant to this Award Agreement on such date and the Grantee shall thereafter have all the rights of a stockholder of the Company with respect to such Shares.
SECTION 5. INCORPORATION OF PLAN
Notwithstanding anything herein to the contrary, this Award Agreement shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Committee set forth in Section 2(b) of the Plan. Capitalized terms in this Award Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.
SECTION 6. TAX WITHHOLDING
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Regardless of any action that the Company or, if different, the Grantee’s actual employer or any Parent, Subsidiary or affiliate to which the Grantee provides Service if the Grantee is a Consultant (collectively, the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account, or other tax-related items related to the Grantee’s participation in the Plan and legally applicable to him or her (“Tax-Related Items”), the Grantee acknowledges that the ultimate liability for all Tax-Related Items is and remains the Grantee’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Grantee further acknowledges that the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units, including, without limitation, the grant, vesting, or settlement of the Restricted Stock Units, the issuance of Shares upon settlement, the subsequent sale of Shares acquired pursuant to such issuance, and the receipt of any dividends or dividend equivalents; and (b) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Restricted Stock Units to reduce or eliminate the Grantee’s liability for Tax-Related Items or achieve any particular tax result. The Grantee shall not make any claim against the Company or its Board of Directors, officers or employees related to Tax-Related Items arising from this Award or the Grantee’s other compensation. Furthermore, if the Grantee has become subject to tax in more than one jurisdiction, the Grantee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to any relevant taxable or tax withholding event, as applicable, the Grantee will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Grantee authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:
(a)withholding from the Grantee’s wages or other cash compensation paid to him or her by the Company and/or the Employer; or
(b)withholding from proceeds of the sale of Shares acquired upon vesting and settlement of the Restricted Stock Units, either through a voluntary sale or through a mandatory sale arranged by the Company (on the Grantee’s behalf pursuant to this authorization); or
(c)withholding in Shares to be issued upon vesting and settlement of the Restricted Stock Units; provided, however, that if Grantee is a Section 16 officer of the Company under the Exchange Act, then the Committee shall establish the method of withholding from alternatives (a)-(c) herein.
Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including up to the maximum statutory tax rate for the applicable tax jurisdiction, to the extent consistent with the Plan and applicable laws, in which case any over-withheld amount will be refunded to the Grantee in cash (with no entitlement to the Share equivalent) or if not refunded the Grantee may seek a refund from the local tax authorities. If the obligation for Tax-Related Items is satisfied by withholding in Shares, the Grantee is deemed, for tax purposes, to have been issued the full number of Shares subject to the vested Restricted Stock
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Units, notwithstanding that a number of the Shares is held back solely for the purpose of paying the Tax-Related Items.
Finally, the Grantee shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Grantee’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares if the Grantee fails to comply with his or her obligations in connection with the Tax-Related Items.
SECTION 7. SECTION 409A
This Award Agreement shall be interpreted in such a manner that all provisions relating to the settlement of the Award are exempt from the requirements of Section 409A of the Code as “short-term deferrals” as described in Section 409A of the Code. Solely for purposes of Section 409A of the Code, each issuance of Shares on a Vesting Date shall be considered a separate payment. The Company makes no representations or warranty and shall have no liability to the Grantee or any other person if any provisions of this Award are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.
SECTION 8. MISCELLANEOUS PROVISIONS
(i)Notice. Any notice required by the terms of this Award Agreement shall be given in writing. It shall be deemed effective upon (i) personal delivery, (ii) deposit with the United States Postal Service or equivalent service in the local jurisdiction, by registered or certified mail, with postage and fees prepaid, (iii) deposit with Federal Express Corporation (or other overnight courier service approved by the Company), with shipping charges prepaid or (iv) the date on which an electronic notification is received. Notice shall be addressed to the Company at its principal executive office and to the Grantee at the address that he or she most recently provided to the Company in accordance with this Subsection (a).
(ii)Entire Agreement. This Award Agreement and the Plan constitute the entire contract between the parties hereto with regard to the subject matter hereof. They supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) that relate to the subject matter hereof.
(iii)Governing Law; Choice of Venue. The Award and the provisions of this Award Agreement shall be governed by and constructed in accordance with the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of the State of California, without regard to conflict of law principles that would result in the application of any law other than the law of the State of California. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by the Award or this Award Agreement and/or the Plan, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of the County of San Mateo, California, or the United States federal courts for the
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Northern District of California, and no other courts, where the grant of the Award is made and/or to be performed.
(iv)Authorization to Disclose. The Grantee hereby authorizes and directs the Employer to disclose to the Company or any Parent or Subsidiary such information regarding the Grantee’s Service, the nature and amount of Grantee’s compensation and the fact and conditions of Grantee’s participation in the Plan as the Employer deems necessary or appropriate to facilitate the administration of the Plan.
(v)Personal Data Authorization.
(1)The Grantee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her personal data as described in this Award Agreement and any other Restricted Stock Unit grant materials (“Data”) by and among, as applicable, the Employer, the Company and/or any Subsidiary or affiliate for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the Plan.
(2)The Grantee understands that the Company and the Employer may hold certain personal information about the Grantee, including the Grantee’s name, home address, email address and telephone number, date of birth, social insurance number, passport number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Restricted Stock Units or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Grantee’s favor, for the purpose of managing and administering the Plan.
(3)The Grantee understands that Data will be transferred to any stock plan service provider or broker as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. The Grantee understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Grantee’s country. The Grantee understands that if he or she resides outside of the United States, he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. The Grantee authorizes the Company, any stock plan service provider or broker selected by the Company and any other possible recipients that may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Grantee’s participation in the Plan. The Grantee understands that Data will be held only as long as is necessary to implement, administer and manage his or her participation in the Plan. The Grantee understands that if he or she resides outside the United States, at any time, he or she may view Data, request information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local
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human resources representative. Further, the Grantee understands that he or she is providing the consents herein on a purely voluntary basis. If the Grantee does not consent, or if the Grantee later seeks to revoke his or her consent, his or her employment status or service with the Employer will not be affected; the only consequence of refusing or withdrawing the Grantee’s consent is that the Company would not be able to grant Restricted Stock Units or other equity awards to the Grantee or administer or maintain such awards. Therefore, the Grantee understands that refusing or withdrawing his or her consent may affect the Grantee’s ability to participate in the Plan. For more information on the consequences of refusing to consent or withdrawing consent, the Grantee understands that he or she may contact his or her local human resources representative.
(vi)Language. If the Grantee received this Award Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version differs from the English version, the English version shall control.
(vii)Severability. The provisions of this Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions nevertheless shall be binding and enforceable.
(viii)Appendix. Notwithstanding any provisions in this Award Agreement, this Award shall be subject to any special terms and conditions set forth in any Appendix to this Award Agreement for the Grantee’s country. Moreover, if the Grantee relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to the Grantee, to the extent that the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Award Agreement.
(ix)Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Grantee’s participation in the Plan, on this Award and on any Shares acquired under the Plan, to the extent that the Company determines that it is necessary or advisable for legal or administrative reasons, and to require the Grantee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
SECTION 9. ACKNOWLEDGEMENTS OF THE GRANTEE
(i)Nature of Award. In accepting this Award the Grantee acknowledges, understands, and agrees that:
a.the Plan is established voluntarily by the Company, is discretionary in nature and may be modified, amended, suspended, or terminated by the Company at any time, to the extent permitted by the Plan;
b.the grant of this Award is exceptional, voluntary and occasional and does not create any contractual or other right to receive future Awards, or benefits in lieu of Awards, even if such grants have been made in the past;
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c.all decisions with respect to future Awards, if any, will be at the sole discretion of the Company;
d.the Grantee’s participation in the Plan shall not create a right to perform future Service with the Employer and shall not interfere with the ability of the Employer to terminate the Grantee’s Service at any time;
e.the Grantee’s participation in the Plan is voluntary;
f.this Award and the Shares subject to this Award, and the income and value of the same, are not intended to replace any pension rights or compensation;
g.this Award and the Shares subject to this Award, and the income and value of same, are not part of normal or expected compensation or salary for purposes of, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, holiday pay, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services to the Company, the Employer, or any Parent, Subsidiary or affiliate of the Company;
h.this Award and the Grantee’s participation in the Plan shall not be interpreted to form an employment contract or Service relationship with the Company, the Employer, any Parent, Subsidiary or affiliate of the Company;
i.the future value of the Shares subject to this Award is unknown, indeterminable and cannot be predicted with certainty;
j.if the Grantee is issued Shares in settlement of this Award, the value of the Shares acquired may increase or decrease in value;
k.no claim or entitlement to compensation or damages shall arise from forfeiture of any portion of this Award resulting from termination of the Grantee’s employment (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Grantee renders Service or the terms of the Grantee’s Service agreement, if any), and, in consideration of the grant of this Award, the Grantee agrees not to institute any claim against the Company or the Employer;
l.for purposes of the Award, the Grantee’s employment relationship will be considered terminated as of the date the Grantee is no longer actively providing employment (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Grantee renders Service or the terms of the Grantee’s Service agreement, if any), and unless otherwise expressly provided in this Award Agreement or determined by the Company, the Grantee’s right to continue to vest in the Restricted Stock Units, if any, will terminate effective as of such date and will not be extended by any notice period (e.g., active employment would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where
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Grantee renders Service or the terms of the Grantee’s Service agreement, if any); the Committee shall have the exclusive discretion to determine when the Grantee’s active employment is terminated for purposes of this Award (including whether the Grantee may still be considered actively providing employment while on a leave of absence);
m.this Award, as well as all other Awards previously granted to the Grantee on or after September 1, 2019, whether vested or exercised (as applicable), shall be subject to the terms and conditions of the Guidewire Software, Inc. Clawback Policy (the “Clawback Policy”), to the extent applicable;
n.the Grantee has received and read a copy of the Plan and the Clawback Policy;
o.unless otherwise agreed with the Company in writing, the Restricted Stock Units and the Shares subject to this Award, and the income and value of the same, are not granted as consideration for, or in connection with, the Service the Grantee may provide as a director of a Subsidiary of the Company;
p.unless otherwise provided in the Plan or by the Company in its discretion, the Restricted Stock Units and the benefits evidenced by this Award Agreement do not create any entitlement to have the Restricted Stock Units or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares of the Company; and
q.the following provisions apply only if the Grantee is providing Services outside the United States:
        (A) the Restricted Stock Units and the Shares subject to the Award. and the income and value of the same, are not part of normal or expected compensation or salary for any purpose; and
(B) neither the Company, the Employer nor any Parent, Subsidiary or affiliate of the Company shall be liable for any foreign exchange rate fluctuation between the Grantee’s local currency and the U.S. Dollar that may affect the value of the Restricted Stock Units or of any amounts due to the Grantee pursuant to the settlement of the Restricted Stock Units or the subsequent sale of any Shares acquired upon settlement.
(ii)No Advice Regarding Award. The Company is not providing any tax, legal, or financial advice, nor is the Company making any recommendations regarding the Grantee’s participation in the Plan, or his or her acquisition or sale of the Shares subject to this Award. The Grantee is solely responsible for taking all appropriate legal advice, notably concerning U.S. and local country tax and social insurance regulations, when signing this Award Agreement, or selling the Shares acquired upon settlement of the Award, or more generally when making any decision in relation with this Award, this Award Agreement or otherwise under the Plan. The Company does not represent or guarantee that the Grantee may benefit from specific provisions
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under said regulations and the Grantee shall on his or her own efforts receive proper information in this respect. The Grantee understands and agrees that he or she should consult with his or her personal tax, legal, and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
(iii)Tax Consequences. The Grantee agrees that the Company does not have a duty to design or administer the Plan or its other compensation programs in a manner that minimizes the Grantee’s liability for Tax-Related Items. The Grantee shall not make any claim against the Company or its Board of Directors, officers or employees related to Tax-Related Items arising from this Award.
(iv)Electronic Delivery of Documents. The Grantee agrees that the Company may decide, in its sole discretion, to deliver by email or other electronic means any documents relating to the Plan or this Award (including, without limitation, a copy of the Plan) and all other documents that the Company is required to deliver to its security holders (including, without limitation, disclosures that may be required by the U.S. Securities and Exchange Commission). The Grantee also agrees that the Company may deliver these documents by posting them on a website maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a website, it shall notify the Grantee by email.
(v)Insider-Trading/Market-Abuse Laws. The Grantee acknowledges that, depending on his or her country, he or she may be subject to insider-trading restrictions and/or market-abuse laws, which may affect the Grantee’s ability to purchase or sell Shares acquired under the Plan during such times as the Grantee is considered to have “inside information” regarding the Company (as defined by the laws in the Grantee’s country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider-trading policy. The Grantee is responsible for complying with any applicable restrictions and is advised to speak to his or her personal legal advisor for further details regarding any applicable insider-trading and/or market-abuse laws in the Grantee’s country.
(vi)Foreign Asset/Account Reporting Requirements; Exchange Controls. The Grantee acknowledges that his or her country may have certain foreign asset and/or foreign account reporting requirements and exchange controls which may affect his or her ability to acquire or hold Shares acquired under the Plan or cash received from participating in the Plan (including from any dividends paid on Shares acquired under the Plan) in a brokerage or bank account outside his or her country. The Grantee may be required to report such accounts, assets or transactions to the tax or other authorities in his or her country. The Grantee also may be required to repatriate sale proceeds or other funds received as a result of his or her participation in the Plan to his or her country through a designated bank or broker within a certain time after receipt. The Grantee acknowledges that it is his or her responsibility to be compliant with such regulations and is encouraged to consult his or her personal legal advisor for any details.
(vii)Waiver. The Grantee acknowledges that a waiver by the Company of breach of any provision of this Award Agreement shall not operate or be construed as a waiver of any other provision of this Award Agreement, or of any subsequent breach of this Award Agreement.
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APPENDIX TO
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GLOBAL RESTRICTED STOCK UNIT AWARD AGREEMENTUNDER THE GUIDEWIRE SOFTWARE, INC.2011 STOCK PLAN

TERMS AND CONDITIONS
This Appendix, which is part of the Award Agreement, includes additional terms and conditions that govern the Restricted Stock Units and that will apply to the Grantee if he or she is in one of the countries listed below. The Company, in its discretion, will determine to what extent terms and conditions contained herein shall be applicable to the Grantee.
NOTIFICATIONS
This Appendix also includes information regarding securities, exchange control and certain other issues of which the Grantee should be aware with respect to his or her participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of September 2016. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Grantee not rely on the information in this Appendix as the only source of information relating to the consequences of his or her participation in the Plan because such information may be outdated when the Restricted Stock Units become vested and/or when any Shares acquired upon vesting and settlement are sold.
In addition, the information contained herein is general in nature and may not apply to the Grantee’s particular situation. As a result, the Company is not in a position to assure the Grantee of any particular result. The Grantee therefore is encouraged to seek appropriate professional advice as to how the relevant laws in his or her country may apply to his or her particular situation.
Finally, if the Grantee is a citizen or resident of a country other than that in which the Grantee currently is working and/or residing, if he or she transfers employment and/or residency to a different country after the grant of the Restricted Stock Units, or is considered resident of another country for local law purposes, then the notifications contained herein may not apply to him or her.
Unless otherwise defined herein, capitalized terms set forth in this Appendix shall have the meanings ascribed to them in the Notice, the Agreement and/or the Plan.
AUSTRALIA
NOTIFICATIONS
Securities Law Notification. If the Restricted Stock Units become vested and Shares are issued and if the Grantee subsequently offers the Shares to a person or entity in Australia, the offer may be subject to disclosure requirements under Australian law. The Grantee should obtain
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independent legal advice regarding any applicable disclosure obligations prior to making any such offer.
Tax Information. The Plan is a plan to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) applies (the “Act”) (subject to the conditions in the Act).
CANADA
TERMS AND CONDITIONS
Restricted Stock Units Payable in Shares Only. Notwithstanding any discretion in Section 9(a) of the Plan or anything contrary in the Agreement, due to tax considerations in Canada, the Award does not provide any right for the Grantee to receive a cash payment, and the Restricted Stock Units are payable in Shares only.
Termination of Employment. The following provision replaces Section 9(a)(xii) of the Agreement:
for purposes of the Award, the Grantee’s employment relationship will be considered terminated as of the earlier of (a) the date that the Grantee receives notice of termination of employment; or (b) the date the Grantee is no longer actively providing employment (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Grantee renders Service or the terms of the Grantee’s Service agreement, if any), and unless otherwise expressly provided in this Award Agreement or determined by the Company, the Grantee’s right to continue to vest in the Restricted Stock Units, if any, will terminate effective as of such date and will not be extended by any notice period (e.g., active employment would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Grantee renders Service or the terms of the Grantee’s Service agreement, if any); the Committee shall have the exclusive discretion to determine when the Grantee’s active employment is terminated for purposes of this Award (including whether the Grantee may still be considered actively providing employment while on a leave of absence);
The following provisions apply to the Award if the Grantee is a resident of Quebec:
Language Consent. The parties acknowledge that it is their express wish that the Award Agreement, as well as all documents, notices and legal proceedings entered into, given, or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.
Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention, ainsi que de tous documents, avis et procédures judiciaires, exécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à, la présente convention.
Personal Data Authorization. The following provision supplements Section 8(e) of the Agreement:
The Grantee hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or non-professional, involved
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in the administration and operation of the Plan. The Grantee further authorizes the Company, the Employer and it’s other Subsidiaries to disclose and discuss with their advisors the Grantee’s participation in the Plan. The Grantee also authorizes the Company, the Employer and it’s other Subsidiaries to record such information and to keep it in his or her employment file.
NOTIFICATIONS
Securities Law Notification. The Grantee is permitted to sell Shares acquired through the Plan through the designated broker appointed under the Plan, if any, provided the resale of Shares acquired under the Plan takes place outside of Canada through the facilities of a stock exchange on which the Shares are listed. The Shares are currently listed on the New York Stock Exchange.
Foreign Asset Reporting Information. If the Grantee is a Canadian resident, the Grantee is required to report annually on Form T1135 (Foreign Income Verification Statement) the foreign property (including Shares acquired under the Plan) he or she holds if the total cost of such foreign property exceeds C$100,000 at any time during the year. Unvested RSUs also must be reported (generally at nil cost) on Form T1135 if the C$100,000 threshold is exceeded due to other foreign property the Grantee holds. If Shares are acquired, their cost generally is the adjusted cost base (“ACB”) of the Shares. The ACB would normally equal the fair market value of the Shares at vesting, but if the Grantee owns other shares, this ACB may have to be averaged with the ACB of the other shares. The Form T1135 must be filed at the same time the Grantee files his or her annual tax return. The Grantee is advised to consult with a personal advisor to ensure he or she complies with the applicable reporting obligations.
FRANCE
TERMS AND CONDITIONS
Restricted Stock Units Not Tax-Qualified. The Grantee understands that the Restricted Stock Units are not intended to qualify for favorable tax and social security treatment in France under Sections L. 225-1971 to L. 225-1976 of the French Commercial Code, as amended.
Consent to Receive Information in English. By accepting the Award Agreement, the Grantee confirms having read and understood the documents relating to the Award (the Plan and the Award Agreement), which were provided in the English language. The Grantee accepts the terms of those documents accordingly.
En acceptant le Contrat d'Attribution décrivant les termes et conditions de l’attribution, le Bénéficiaire confirme ainsi avoir lu et compris les documents relatifs à cette attribution (le Plan et ce Contrat d'Attribution) qui ont été communiqués en langue anglaise. Le Bénéficiaire accepte les termes en connaissance de cause.
NOTIFICATIONS
Foreign Account Reporting Information. French residents must report all foreign bank and brokerage accounts on an annual basis (including accounts opened or closed during the tax year)
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on a specific form together with the income tax return. Failure to comply could trigger significant penalties.
GERMANY
NOTIFICATIONS
Exchange Control Information. Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank. If the Grantee receives cross-border payments in excess of €12,500 in connection with the sale of securities (including Shares acquired under the Plan) or the receipt of dividends paid on such Shares, the Grantee must report by the fifth day of the month following the month in which the payment was received. The report must be filed electronically. The form of report can be accessed via the German Federal Bank’s website at www.bundesbank.de and is available in both German and English. The Grantee is advised to consult a personal legal advisor to ensure compliance with applicable reporting obligations.
IRELAND
There are no country-specific provisions.
JAPAN
NOTIFICATIONS
Foreign Asset Reporting Information. The Grantee will be required to report to the Japanese tax authorities details of any assets held outside of Japan as of December 31st (including any Shares acquired under the Plan), to the extent such assets have a total net fair market value exceeding ¥50,000,000. Such report will be due by March 15th each year. The Grantee should consult with his or her personal tax advisor as to whether the reporting obligation applies to the Grantee and whether the Grantee will be required to report details of his or her outstanding Restricted Stock Units, as well as Shares, in the report.
NETHERLANDS
There are no country specific provisions.
NEW ZEALAND
NOTIFICATIONS
The following information is applicable to grants of Restricted Stock Units made on or after December 1, 2016.
Securities Law Notification. Warning: This is an offer of rights to receive Shares underlying the Restricted Stock Units. Restricted Stock Units give the Grantee a stake in the ownership of the Company. The Grantee may receive a return if dividends are paid on the Shares.
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If the Company runs into financial difficulties and is wound up, the Grantee will be paid only after all creditors and holders of preferred shares have been paid. A Grantee may lose some or all of his or her investment.
New Zealand law normally requires people who offer financial products to give information to investors before they invest. This information is designed to help investors to make an informed decision. The usual rules do not apply to this offer because it is made under an employee share scheme. As a result, the Grantee may not be given all the information usually required. The Grantee will also have fewer other legal protections for this investment.
The Grantee should ask questions, read all documents carefully, and seek independent financial advice before committing himself or herself.
In addition, the Grantee is hereby notified that the documents listed below are available for review on the Company’s “Investor Relations” website at http://ir.guidewire.com/ and the Grantee’s online E*TRADE account:
(i) this Award Agreement which together with the Plan sets forth the terms and conditions of participation in the Plan;
(ii) a copy of the Company’s most recent annual report (i.e., Form 10-K);
(iii)  a copy of the Company’s most recent published financial statements;
(iv) a copy of the Plan; and
(v) a copy of the Plan Prospectus.
A copy of the above documents will be sent to the Grantee free of charge on written request to stock-admin@guidewire.com.
As noted above, the Grantee is advised to carefully read the materials provided before making a decision whether to participate in the Plan. The Grantee is also encouraged to contact his or her tax advisor for specific information concerning the Grantee’s personal tax situation with regard to Plan participation.
POLAND
NOTIFICATIONS
Exchange Control Information. If the Grantee holds foreign securities (including Shares) and maintains accounts abroad, the Grantee may be required to file certain reports with the National Bank of Poland on the transactions and balances of the securities and cash deposited in such accounts if the value of such transactions or balances exceeds PLN 7,000,000 in the aggregate. If required, the Grantee must file reports on the transactions and balances of the accounts on a quarterly basis on special forms available on the website of the National Bank of Poland.
Further, if the Grantee transfers funds in excess of €15,000 into Poland in connection with the sale of Shares under the Plan, the funds must be transferred via a bank account held at a bank in
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Poland. The Grantee is required to maintain all documents related to foreign exchange transactions for a period of five years, in case of a request for their production from the Bank of Poland.
UNITED KINGDOM
TERMS AND CONDITIONS
Restricted Stock Units Payable in Shares Only. Notwithstanding any discretion in Section 9(a) of the Plan or anything contrary in the Agreement, due to tax considerations in the United Kingdom, the Award does not provide any right for the Grantee to receive a cash payment, and the Restricted Stock Units are payable in Shares only.
Joint Election for Transfer of Liability for Employer National Insurance Contributions. As a condition of participation in the Plan and settlement of this Award upon vesting, the Grantee agrees to accept any liability for secondary Class 1 National Insurance contributions that may be payable by the Company, the Employer, or a Parent, Subsidiary or affiliate in connection with the Restricted Stock Units and any event giving rise to Tax-Related Items (the “Employer NICs”). Without prejudice to the foregoing, the Grantee agrees to execute a joint election with the Company, the form of such joint election (the “Joint Election”) having been approved formally by Her Majesty’s Revenue and Customs (“HMRC”), and any other required consent or election. The Grantee further agrees to execute such other joint elections as may be required between the Grantee and any successor to the Company, the Employer, and/or any Subsidiary or affiliate. The Grantee further agrees that the Company, the Employer, and/or any Parent, Subsidiary or affiliate may collect the Employer NICs from the Grantee by any of the means set forth in Section 6 of the Agreement.
If the Grantee does not enter into a Joint Election prior to vesting of the Award, the Award shall not be settled unless and until he or she enters into a Joint Election, and no Shares will be issued to the Grantee under the Plan, without any liability to the Company, the Employer, or any Parent, Subsidiary or affiliate.
Tax Withholding. The following provision supplements Section 6 of the Agreement:
The Grantee agrees that, if he or she does not pay or the Company or the Employer does not withhold from the Grantee the full amount of the income tax due within ninety (90) days of the end of the tax year during which the event giving rise to the tax liability took place or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), the amount of any uncollected tax shall constitute a loan owed by the Grantee to the Company or the Employer, effective as of the Due Date. The Grantee agrees that the loan will bear interest at the official HMRC rate and immediately will be due and repayable by the Grantee, and the Company, the Employer, or any Parent, Subsidiary or affiliate may recover it at any time thereafter by any of the means referred to in Section 6 of the Agreement. The Grantee also authorizes the Company to delay the issuance of any Shares to the Grantee unless and until the loan is repaid in full.
Notwithstanding the foregoing, if the Grantee is an executive officer or director within the meaning of Section 13(k) of the Exchange Act, the Grantee shall not be eligible for a loan to
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cover the income tax due as described above. In the event that the Grantee is an executive officer or director and the income tax due is not collected by the Due Date, the amount of any uncollected tax may constitute a benefit to the Grantee on which additional income tax and National Insurance contributions may be payable. The Grantee acknowledges that the Company or the Employer may recover any such additional income tax and National Insurance contributions at any time thereafter by any of the means referred to in Section 6 of the Agreement. The Grantee also will be responsible for reporting any income tax due on this additional benefit directly to HMRC under the self-assessment regime.

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